Holly Energy Partners, L.P. Announces Redemption of 8.25% Senior Notes Due 2018
DALLAS, TEXAS, February 12, 2014- Holly Energy Partners, L.P. (NYSE: HEP) (the “Partnership” or “Holly Energy”) today announced that the Partnership and its co-issuer, a wholly-owned subsidiary of the Partnership, will redeem all of their outstanding 8.25% Senior Notes due 2018. The aggregate principal amount outstanding of the notes is $150,000,000. The redemption price for the notes will be equal to 104.125% of the principal amount thereof for a total payment to holders of the notes of approximately $156,187,500 in aggregate. The redemption of the notes is scheduled to occur on March 15, 2014. The Partnership intends to fund the redemption with borrowings under its existing credit facility. On and after the redemption date, the notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the notes will cease, except for the right to receive the redemption price.
U.S. Bank National Association is the trustee for the notes and is serving as the paying agent for this transaction. Copies of the Notice of Redemption and additional information relating to the redemption of the notes may be obtained from U.S. Bank National Association, Corporate Trust Services, P.O. Box 64111, St. Paul, MN 55164-0111, telephone: 1-800-934-6802.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, Holly Energy owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com.

FOR FURTHER INFORMATION, Contact:
Holly Energy Partners, L.P.
Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
214-954-6511